[NATIONAL CITY(R) LOGO]                              NATIONAL CITY CORPORATION
                                                     P.O. Box 5756
                                                     Cleveland, OH 44101-0756



                                                                    News Release

FOR MORE INFORMATION CONTACT:

                                Mary H. Griffith
                        Senior Vice President & Director
                            Marketing Communications
                                 (216) 575-2728

                              FOR IMMEDIATE RELEASE

PHOTO AVAILABLE
---------------

                  NATIONAL CITY CORPORATION PRESIDENT TO RETIRE
                  ---------------------------------------------

     CLEVELAND, OHIO February 3, 1997-National City Corporation (NYSE: NCC) announced today that its president, William R. Robertson, intends to retire July 31, 1997, following more than three decades of service to the Cleveland-based holding company. Mr. Robertson, 55, has been president of the Corporation since October 1995, after serving as deputy chairman since 1987 and a director since 1988.

     National City will continue to benefit from Mr. Robertson's valued counsel, as he remains a member of the Board of Directors. Mr. Robertson will stand for reelection to the board at National City's Annual Meeting of Stockholders on April 14, 1997.

     Mr. Robertson worked side-by-side with Chairman and CEO David A. Daberko and retired Chairman Edward B. Brandon on the successful transition of National City's leadership over the last three-and-a-half years. "Bill leaves behind a company that has achieved record earnings; saw a rise in stock price of approximately 75 percent over the last two years; completed the acquisition and rapid integration of National City Bank of Pennsylvania; successfully launched National Processing, Inc.'s initial public offering (NYSE:NAP); and, established the Private Client Group," noted Mr. Daberko.

     "It has been an honor and a privilege to serve National City," Mr. Robertson said. "I believe I have fulfilled my promise to Ed Brandon and Dave Daberko to remain with National City through the leadership transition that has now been successfully completed."


                                     (more)

     "While I would have liked for Bill to stay on with the Corporation, I respect his decision to move on to other endeavors," Mr. Daberko explained. "He has blessed our company with his integrity, financial acumen, capacity for strategic leadership, and sense of humor. All of us will miss his perspective and involvement in the daily leadership and direction of National City."

     There are no immediate plans to name a replacement.

     Over the last 20 years, Mr. Robertson has held executive posts at National City Bank and National City Corporation. After joining the bank in 1964, he served as a lending officer and became head of the Metropolitan-Corporate Banking Division in 1978. In 1980, he was asked to form National City's first Strategic Planning Division and in 1982, was named chief financial officer. As CFO, he oversaw the acquisitions of National City Bank of Columbus, National City Bank of Kentucky, and its affiliate, National Processing, Inc. He was named deputy chairman in 1987.

     Mr. Robertson directed National City's Operations and Information Services Division as the organization consolidated each of its acquired companies onto a single system. In addition, he has overseen a number of other administrative functions, including corporate human resources, audit, law, and marketing communications.

     Under Mr. Robertson's leadership, National City's fee income businesses-Trust, National Processing, National City Mortgage Co., and National City Stored Value Systems-have grown to represent approximately 50 percent of National City's overall fee revenues. As the senior trust executive for the last 10 years, he assumed responsibility for its reorganization and the recent formation of the Private Client Group.

Profile of William R. Robertson
-------------------------------

     A native of Schenectady, New York, Mr. Robertson received an A.B. degree in economics from Colgate University in 1964 and an M.B.A. degree in finance from Case Western Reserve University in 1967.

     Mr. Robertson joined National City in 1964. Since then, he has held various management positions in corporate banking, and executive positions in finance and administration, serving as chief financial officer of the Corporation from 1982 to 1989. He was named deputy chairman and

                                     (more)
a member of the Office of the Chairman in 1987. He was named president of the Corporation in 1995.

     In addition to serving as a director of National City Corporation and National City Bank, Mr. Robertson serves as a director of several other National City subsidiaries. He also serves on a number of corporate boards, including Capitol American Financial Corporation, Kirtland Capital Corporation, Execution Services Incorporated, and National Processing, Inc., the subsidiary National City Corporation took public in 1996.

     Mr. Robertson is a trustee and officer of many civic institutions, including The Cleveland Museum of Art, The Musical Arts Association, Saint Luke's Hospital, The Salvation Army, United Way Services (chairman from 1995-1997), Visiting Committee for the Weatherhead School of Management of Case Western Reserve University (chairman from 1994 to 1997), and the Western Reserve Historical Society.

     Mr. Robertson and his wife, Sarah, live in Shaker Heights, Ohio, and have three adult children.

Profile of National City Corporation
------------------------------------

     National City Corporation is a $51 billion diversified financial services company based in Cleveland, Ohio. National City operates banks and other financial services subsidiaries principally in Ohio, Kentucky, Indiana and Pennsylvania.